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Exhibit 99.1

HAMILTON PARK TOWERS LLC
HAMILTON ON MAIN APARTMENTS LLC
Combined Financial Statements—Unconsolidated Significant Joint Ventures
As of December 31, 2011 and 2010
and for the years ended December 31, 2011, 2010 and 2009
Together With Report of Independent
Registered Public Accounting Firm

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Joint Venture Members of
Hamilton Park Towers LLC and Hamilton on Main Apartments LLC.

        We have audited the accompanying combined balance sheets of Hamilton Park Towers LLC and Hamilton on Main Apartments LLC (the "Joint Ventures") as of December 31, 2011 and 2010, and the related combined statements of income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2011. The combined financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Hamilton Park Towers LLC and Hamilton on Main Apartments LLC at December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ MILLER WACHMAN LLP Boston, Massachusetts March 12, 2012

Hamilton Park Towers LLC
Hamilton on Main Apartments LLC

(Unconsolidated Significant Joint Ventures)

Combined Balance Sheets

	December 31,
	2011	2010
ASSETS
Rental Properties	$134,861,736	$141,291,032
Cash and Cash Equivalents	927,287	773,390
Rents Receivable	95,315	136,162
Real Estate Tax Escrows	686,534	582,603
Prepaid Expenses and Other Assets	1,397,113	1,508,187
Financing and Leasing Fees	480,437	546,699

Total Assets	$138,448,422	$144,838,073

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$105,620,395	$106,065,526
Accounts Payable and Accrued Expenses	1,032,827	994,582
Advance Rental Payments and Security Deposits	2,057,893	1,911,533

Total Liabilities	108,711,115	108,971,641
Commitments and Contingent Liabilities (Note7)
Members' Capital	29,737,307	35,866,432

Total Liabilities and Members' Capital	$138,448,422	$144,838,073

See notes to accompany the combined financial statements.

Hamilton Park Towers, LLC
Hamilton on Main Apartments, LLC

(Unconsolidated Significant Joint Ventures)

Combined Statements of Income

Years Ended December 31, 2011, 2010 and 2009

	Year Ended December 31,
	2011	2010	2009
Revenues
Rental Income	$14,051,371	$13,475,084	$4,327,579
Laundry and Sundry Income	117,875	117,681	37,664

	14,169,246	13,592,765	4,365,243

Expenses
Administrative	199,666	187,387	160,121
Depreciation and Amortization	6,663,981	10,410,164	3,190,117
Management Fees	351,652	341,417	153,555
Operating	1,301,230	1,319,155	525,032
Renting	159,289	296,906	27,562
Repairs and Maintenance	1,306,948	1,201,399	391,069
Taxes and Insurance	1,626,863	1,769,166	494,529

	11,609,629	15,525,593	4,941,984

Income (Loss) Before Other Income	2,559,617	(1,932,829)	(576,741)

Other Income (Loss)
Interest Income	3,219	13	9,459
Interest Expense	(5,962,309)	(5,977,098)	(1,778,115)
Other Expenses	(4,652)	(15,552)	(309)

	(5,963,742)	(5,992,636)	(1,768,965)

Net (Loss)	$(3,404,125)	$(7,925,465)	$(2,345,707)

See notes to accompany the combined financial statements.

Hamilton Park Towers LLC and Hamilton on Main Apartments LLC

(Unconsolidated Significant Joint Ventures)

Combined Statements of Changes in Members' Capital

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Balance, January 1, 2009	—	8,937,603	8,937,603
Investment by members	39,814,000	—	39,814,000
Distribution to members	—	(377,000)	(377,000)
Net Loss	(1,295,695)	(1,050,012)	(2,345,707)

Balance, December 31, 2009	38,518,305	7,510,591	46,028,896
Distribution to members	(2,075,000)	(162,000)	(2,237,000)
Net Loss	(7,389,086)	(536,378)	(7,925,465)

Balance, December 31, 2010	$29,054,219	$6,812,213	$35,866,432
Distribution to members	(2,425,000)	(300,000)	(2,725,000)
Net Loss	(2,880,880)	(523,245)	(3,404,125)

Balance, December 31, 2011	$23,748,339	$5,988,968	$29,737,307

Allocation to New England Realty Associations Limited Partnership for 2011:
Percentage Ownership	40%	50%	Total

Distributions Received	970,000	150,000	1,120,000

Net Loss	(1,152,352)	(261,623)	(1,413,975)

Member Capital	9,499,336	2,994,484	12,493,820

See notes to accompany the combined financial statements.

HAMILTON PARK TOWERS LLC
HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

Combined Statements of Cash Flow

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activites
Net (Loss)	(3,404,125)	(7,925,465)	(2,345,707)

Adjustments to reconcile net income to net cash provided by (used in) operating activites:
Depreciation and amortization	6,663,981	10,410,165	3,190,117
Amortization of above market lease	—	301,729	60,346
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	40,846	(47,694)	(86,943)
Increase in accounts payable and accrued exp	38,246	4,837	817,961
(Increase) in real estate tax escrow	(103,931)	(146,628)	(341,037)
Decrease in due from joint venture	—	—	230,000
(Increase) Decrease in prepaid expsenses and other assets	111,073	(170,680)	(1,045,424)
Increase in advance rental payments and security deposit	146,361	107,511	1,613,399

Total adjustments	6,896,576	10,459,240	4,438,419

Net cash provided by operating activites	3,492,451	2,533,775	2,092,712

Cash flows from investing activites
Purchase and improvement of rental properties	(168,424)	(391,741)	(129,504,313)

Net cash from (used in) investing activites	(168,424)	(391,741)	(129,504,313)

Cash flows from financing activites
Payment of financing cost	—	(5,000)	(583,166)
Proceeds of mortgage payable	—	—	89,914,000
Principal payments of mortgage payable	(445,131)	(250,827)	(238,022)
(Distributions to) members	(2,725,000)	(2,237,000)	39,437,000

Net cash from (used in) financing activities	(3,170,131)	(2,492,827)	128,529,812

Net increase (decrease) in cash and cash equivalents	153,896	(350,793)	1,118,211
Cash and cash equivalents, at beginning of year	773,391	1,124,184	5,972

Cash and cash equivalents, at end of year	927,287	773,391	1,124,183

Supplementary cash flow statement information:
Cash paid for interest	5,919,142	5,933,103	1,772,400

Cash paid for state income taxes	6,146	4,458	3,626

See notes to accompany the combined financial statements.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

        Principles of Combination:    The combined financial statements include the accounts of Hamilton Park Towers LLC ("Dexter Park" or "Hamilton Park") and Hamilton on Main Apartments LLC ("Hamilton Place Apartments") collectively (the "Joint Ventures"). Hamilton Place Apartments is owned 50% and Hamilton Park is owned 40% by New England Realty Associates, Limited Partnership ("NERA") and are "significant unconsolidated subsidiaries" under Rule 3-09 of Regulation S-X requiring separate financial statements. All significant intercompany accounts and transactions are eliminated in the combined statements between these two entities.

        Line of Business:    The Joint Ventures own and operate various residential apartment buildings located in Greater Boston.

        Basis of Preparation:    The preparation of the financial statements, in conformity with accounting principles generally accepted in the United State of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Accordingly, actual results could differ from those estimates.

        Revenue Recognition:    Rental income from residential properties is recognized over the term of the related lease. For residential tenants, amounts 60 days in arrears are charged against income. Concessions made on residential leases are accounted for on the straight-line basis.

        Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the differences between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management's estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. The capitalized above-market lease values for acquired properties are amortized as a reduction of base rental revenue over the remaining term of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed-rate renewal options of the respective leases.

        Rental Properties:    Rental properties are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; improvements and additions, which improve or extend the life of assets, are capitalized. When assets are retired or otherwise disposed of, the cost of the asset and related accumulated depreciation is eliminated from the accounts, and any gain or loss on such disposition is included in income. Fully depreciated assets are removed from the accounts. Rental properties are depreciated by both straight-line and accelerated methods over their estimated useful lives. Significant acquisitions with long term leases are evaluated to determine if a portion of the purchase price is allocable to intangibles such as non market rate rents.

        Upon acquisition of rental property, the Joint Ventures estimate the fair value of acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities assumed, generally consisting of the fair value of (i) above and below market leases, (ii) in-place leases and (iii) tenant relationships. The Joint Ventures allocated the purchase price to the assets acquired

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

and liabilities assumed based on their fair values. The Joint Ventures record goodwill or a gain on bargain purchase (if any) if the net assets acquired/liabilities assumed exceed the purchase consideration of a transaction. In estimating the fair value of the tangible and intangible assets acquired, the Joint Ventures consider information obtained about each property as a result of its due diligence and marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

        Other intangible assets acquired include amounts for in-place lease values and tenant relationship values, which are based on management's evaluation of the specific characteristics of each tenant's lease and the Joint Ventures' overall relationship with the respective tenant. Factors to be considered by management in its analysis of in-place lease values include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, management considers leasing commissions, legal and other related expenses. Characteristics considered by management in valuing tenant relationships include the nature and extent of the Joint Ventures' existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals. The value of in-place leases are amortized to expense over the remaining initial terms of the respective leases. The value of tenant relationship intangibles are amortized to expense over the anticipated life of the relationships.

        In the event that facts and circumstances indicate that the carrying value of a rental property may be impaired, an analysis of the value is prepared. The estimated future undiscounted cash flows are compared to the asset's carrying value to determine if a write-down to fair value is required.

        Financing and Leasing Fees:    Financing fees are capitalized and amortized, using the interest method, over the life of the related mortgages. Leasing fees are capitalized and amortized on a straight-line basis over the life of the related lease. Unamortized balances are expensed when the corresponding fee is no longer applicable.

        Income Taxes:    The financial statements have been prepared on the basis that the joint ventures are entitled to tax treatment as partnerships. Accordingly, no provision for income taxes has been recorded. See note 11.

        Cash Equivalents:    The Joint Ventures considers cash equivalents to be all highly liquid instruments purchased with a maturity of three months or less.

        Comprehensive Income:    Comprehensive income is defined as changes in members' equity, exclusive of transactions with owners (such as capital contributions and dividends). The Joint Ventures did not have any comprehensive income items in 2011, 2010, or 2009 other than net income as reported.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Concentration of Credit Risks and Financial Instruments:    The Joint Venture's properties are located in Greater Boston, and are subject to the general economic risks related thereto. No single tenant accounted for more than 5% of the revenues in 2011, 2010 or 2009. The Joint Ventures make their temporary cash investments with high-credit-quality financial institutions. At December 31, 2011 and December 31, 2010, respectively approximately $1,430,000 and $1,326,000 of cash and cash equivalents, and security deposits included in prepaid expenses and other assets exceeded federally insured amounts.

        Advertising Expense:    Advertising is expensed as incurred. Advertising expense was $32,000 in 2011, $59,000 in 2010 and was insignificant in 2009.

        Interest Capitalized:    The Joint Ventures follow the policy of capitalizing interest as a component of the cost of rental property when the time of construction exceeds one year. During the years ended December 31, 2011, 2010 and 2009 there was no capitalized interest.

        Reclassifications:    Certain reclassifications have been made to prior period amounts in order to conform to current period presentation.

        Subsequent Events:    The Joint Ventures have evaluated subsequent events through March 12, 2012, the date the financial statements were issued.

NOTE 2. RENTAL PROPERTIES

        Rental Properties Consist of the Following:

	Year Ended December 31,
	2011	2010	Useful Life
Land, Improvements and Parking Lots	$35,246,904	$35,235,809	15–40 years
Buildings and Improvements	95,814,901	95,814,901	15–40 years
Kitchen Cabinets	259,617	295,473	5–10 years
Carpets	1,665,573	1,663,422	5–10 years
Air Conditioning	34,231	24,089	7–10 years
Elevators	1,705,708	1,705,708	20 years
Equipment	7,237,647	7,205,351	5–7 years
Furniture and Fixtures	11,697,856	11,750,244	5–7 years
Smoke Alarms	943	2,423	5–7 years

	153,663,381	153,697,421
Less Accumulated Depreciation	(18,801,644)	(12,406,389)

	$134,861,736	$141,291,032

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 2. RENTAL PROPERTIES (Continued)

	Hamilton Park Towers LLC	Hamilton on Main Apts LLC	Total
Rental Properties at Cost:
Balance, January 1, 2009	—	31,631,108	31,631,108
Purchase of and addition to Property	124,628,719	48,086	124,676,805

Balance, December 31, 2009	124,628,719	31,679,194	156,307,913
Purchase of and addition to Property	363,261	28,480	391,741
Fully Depreciated Properties	—	(3,002,233)	(3,002,233)

Balance, December 31, 2010	124,991,980	28,705,441	153,697,421
Purchase of and addition to Property	92,950	75,474	168,424
Fully Depreciated Properties	—	(202,464)	(202,464)

Balance, December 31, 2011	125,084,930	28,578,451	153,663,381

Accumulated Depreciation:
Balance, January 1, 2009	—	6,418,836	6,418,836
Depreciation for year	926,330	1,491,034	2,417,364

Balance, December 31, 2009	926,330	7,909,870	8,836,200
Depreciation for year	5,597,403	975,019	6,572,422
Fully Deprciation written off	—	(3,002,233)	(3,002,233)

Balance, December 31, 2010	6,523,733	5,882,656	12,406,389
Depreciation for year	5,639,257	958,463	6,597,720
Fully Deprciation written off	—	(202,464)	(202,464)

Balance, December 31, 2011	12,162,990	6,638,655	18,801,644

Book Value	$112,921,940	$21,939,796	$134,861,736

NOTE 3. RELATED PARTY TRANSACTIONS

        The Joint Ventures' properties are managed by an entity that is owned by the majority shareholder of the General Partner. The management fee is equal to 4% at Hamilton Place Apartments and 2% at Hamilton Park Towers of rental revenue and laundry income. Total fees paid were approximately $352,000, $341,000 and $154,000 in 2011, 2010 and 2009, respectively.

        In 2011, the Management Company also received approximately $1,000 for construction supervision and architectural fees, $24,000 for maintenance service and $31,000 for administrative services.

        In 2010, the Management Company also received approximately $4,000 for construction supervision and architectural fees, $28,000 for maintenance services and $17,000 for administrative services.

        In 2009, the Management Company also received approximately $10,000 for maintenance services and $8,000 for administrative services.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 4. OTHER ASSETS

        Financing and leasing fees of approximately $480,000 and $547,000 are net of accumulated amortization of approximately $176,000 and $110,000 at December 31, 2011 and 2010, respectively.

NOTE 5. MORTGAGE NOTES PAYABLE

        At December 31, 2011 and 2010, the mortgages payable consisted of various loans, all of which were secured by first mortgages on properties referred to in Note 2. At December 31, 2011, the interest rates on these loans ranged from 5.18% to 5.57%, payable in monthly installments aggregating approximately $607,000, including interest, to various dates through 2019. The majority of the mortgages are subject to prepayment penalties. At December 31, 2011, the weighted average interest rate on the above mortgages was 5.51%.

        The Joint Ventures have pledged tenant leases as additional collateral for certain of these loans.

        Approximate annual maturities at December 31, 2011 are as follows:

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
2012 Current Maturities	1,220,766	275,988	$1,496,754
2013	1,275,835	293,392	1,569,227
2014	1,348,741	309,178	1,657,919
2015	1,425,814	15,008,646	16,434,460
2016	1,507,291	—	1,507,291
Thereafter	82,954,745	—	82,954,745

	$89,733,192	$15,887,203	$105,620,395

NOTE 6. ADVANCE RENTAL PAYMENTS AND SECURITY DEPOSITS

        The Joint Ventures' residential lease agreements may require tenants to maintain a one-month advance rental payment and/or a security deposit. At December 31, 2011, security deposits of approximately $891,000 are included with other assets and it is restricted cash.

NOTE 7. COMMITMENTS AND CONTINGENCIES

        From time to time, the Joint Ventures may be involved in various ordinary routine litigation incidental to their business. The Joint Ventures either have insurance coverage or provide for any uninsured claims when appropriate. The Joint Ventures are not involved in any material pending legal proceedings.

NOTE 8. RENTAL INCOME

        Substantially all rental income was related to residential apartments and condominium units with leases of one year of less.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 8. RENTAL INCOME (Continued)

        Rents receivable are approximately $92,000, $136,000 and $88,000 net of allowances for doubtful accounts at December 31, 2011, 2010 and 2009, respectively.

NOTE 9. CASH FLOW INFORMATION

        During the years ended December 31, 2011, 2010 and 2009, cash paid for interest was approximately $5,919,000, $5,933,000 and $1,722,000 respectively.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements on a Recurring Basis

        At December 31, 2011 and 2010, we do not have any significant financial assets or financial liabilities that are measured at fair value on a recurring basis in our consolidated financial statements.

Financial Assets and Liabilities not Measured at Fair Value

        At December 31, 2011 and 2010 the carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts receivable, and note payable, accounts payable and accrued expenses were representative of their fair values due to the short-term nature of these instruments or, the recent acquisition of these items.

        At December 31, 2011 and 2010, we estimated the fair value of our mortgages payable and other notes based upon quoted market prices for the same (Level 1) or similar (Level 2) issues when current quoted market prices are available. We estimated the fair value of our secured mortgage debt that does not have current quoted market prices available by discounting the future cash flows using rates currently available to us for debt with similar terms and maturities (Level 3). The differences in the fair value of our debt from the carrying value are the result of differences in interest rates and/or borrowing spreads that were available to us at December 31, 2011 and 2010, as compared with those in effect when the debt was issued or acquired. The secured mortgage debt contain pre-payment penalties or yield maintenance provisions that could make the cost of refinancing the debt at lower rates exceed the benefit that would be derived from doing so.

        The following table reflects the carrying amounts and estimated fair value of our debt.

	Carrying Amount	Estimated Fair Value
Mortgage Notes Payable
At December 31, 2011	$105,620,395	$121,777,340
At December 31, 2010	$106,065,526	$107,107,052

        Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2011 and 2010. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2011 and current estimates of fair value may differ significantly from the amounts presented herein.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 11. TAXABLE INCOME AND TAX BASIS

        The Joint Ventures are not subject to income taxes as they file partnership tax returns whereby their income or loss is reportable by the members.

        Taxable income or loss is different than financial statement income because of intangible assets, accelerated depreciation, different tax lives, and timing differences related to prepaid rents and allowances. The partnerships share of the taxable loss is approximately $300,000 less than statement loss for the year ended December 31, 2011. The cumulative tax basis of the Joint Ventures real estate allocated to the partnership at December 31, 2011 is approximately $1,000,000 less than the statement basis primarily due to the purchase price allocation to intangible assets at Hamilton Park Towers.

        The Joint Ventures adopted the amended provisions related to uncertain tax provisions of ASC 740, Income Taxes. As a result of the implementation of the guidance, the Joint Ventures recognized no material adjustments regarding its tax accounting treatment. The Joint Ventures expects to recognize interest and penalties related to uncertain tax positions, if any, as income tax expense, which would be included in general and administrative expense.

        In the normal course of business the Partnership or one of its subsidiaries is subject to examination by federal, state and local jurisdictions in which it operates, where applicable. As of December 31, 2011, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2004 forward.

NOTE 12. INTANGIBLE ASSETS

        The Joint Ventures estimate the fair value of intangible assets acquired at significant acquisitions as described in Note 1 including above market leases, in place leases and tenant relationships as though the acquisition is acquired "as if vacant". Hamilton Park Towers, a 409 unit residential complex, was acquired on October 28, 2009. Substantially all of the property's leases are for one year and there is substantial "turnover" of the existing tenants each year. The analysis of the above mentioned factors resulted in approximately $4,900,000 of the $129,500,000 purchase price allocated to intangible assets amortizable over a twelve month period as follows:

	Fair Value at Acquisition	Monthly Amortization
In-place leases	$4,100,000	$340,000
Tenant relationships	450,000	37,500

	4,550,000	377,500
Over-market leases	350,000	30,000

	$4,900,000	$407,500

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 12. INTANGIBLE ASSETS (Continued)

        Approximate in-place leases and tenant relationships are amortized in operating expenses and amortization of over-market leases are a reduction of rental income as follows:

	At Acquisition October 28, 2009	2009 Amortization	2010 Amortization	2011 Amortization	Book Value December 31, 2011
In-place leases and tenant relationships	$4,550,000	$755,000	$3,795,000	$—	$—
Over-market leases	350,000	60,000	290,000	—	—

	$4,900,000	$815,000	$4,085,000	$—	$—

        These deferred charges were fully amortized in 2010.

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES

Combining Balance Sheet

December 31, 2011

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
ASSETS
Rental Properties	112,921,940	21,939,796	134,861,736
Cash & Cash Equivalents	836,347	90,940	927,287
Rent Receivable	86,722	8,593	95,315
Real Estate Tax Escrow	582,028	104,505	686,534
Prepaid Expenses & Other Assets	1,216,214	180,899	1,397,113
Financing & Leasing Fees	458,995	21,442	480,437

Total Assets	116,102,247	22,346,175	138,448,422

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	89,733,192	15,887,203	105,620,395
Accounts Payable& Accrued Expense	820,603	212,224	1,032,827
Advance Rental Payments&Security Deposits	1,800,113	257,780	2,057,893

Total Liabilities	92,353,908	16,357,207	108,711,115

Members' Capital	23,748,339	5,988,968	29,737,307

Total Liabilities and Members' Capital	116,102,247	22,346,175	138,448,422

Members' Capital—NERA 50%	—	2,994,484	2,994,484
Members' Capital—NERA 40%	9,499,335	—	9,499,335

	9,499,335	2,994,484	12,493,820

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Income

Year Ended December 31, 2011

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Revenues
Rental Income	11,559,414	2,491,957	14,051,371
Laundry and Sundry Income	97,275	20,599	117,875

	11,656,690	2,512,556	14,169,246

Expenses
Administrative	163,511	36,155	199,666
Depreciation and Amortization	5,698,657	965,324	6,663,981
Management Fees	251,071	100,581	351,652
Operating	929,543	371,687	1,301,230
Renting	144,149	15,140	159,289
Repairs and Maintenance	935,839	371,109	1,306,948
Taxes and Insurance	1,300,995	325,868	1,626,863

	9,423,765	2,185,864	11,609,629

Income (Loss) Before Other Income	2,232,924	326,693	2,559,617

Other Income (Loss)
Interest Income	3,219	—	3,219
Interest Expense	(5,113,523)	(848,786)	(5,962,309)
Other Income (Expenses)	(3,500)	(1,152)	(4,652)

	(5,113,804)	(849,938)	(5,963,742)

Net (Loss)	(2,880,880)	(523,245)	(3,404,125)

NERA 50%	—	(261,622)	(261,622)
NERA 40%	(1,152,352)	—	(1,152,352)

	(1,152,352)	(261,622)	(1,413,975)

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow

Year Ended December 31, 2011

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Cash Flows from Operating Activites
Net (Loss)	(2,880,880)	(523,245)	(3,404,125)

Adjustments to reconcile net income to net cash provided by (used in) operating activites:
Depreciation and amortization	5,698,657	965,324	6,663,981
Changes in operating assets and liabilities:
Decrease in rent receivable	38,753	2,093	40,846
Increase in accounts payable and accrued exp	33,019	5,227	38,246
(Increase) in real estate tax escrow	(97,462)	(6,469)	(103,931)
(Increase)Decrease in prepaid expsenses and other assets	(126,318)	237,391	111,073
Increase in advance rental payments and security deposits	115,270	31,091	146,361

Total adjustments	5,661,919	1,234,657	6,896,576

Net cash provided by operating activites	2,781,039	711,412	3,492,451

Cash flows from investing activites
Purchase and improvement of rental properties	(92,950)	(75,474)	(168,424)

Net cash used in investing activites	(92,950)	(75,474)	(168,424)

Cash flows from financing activites
Payment of financing cost	—	—	—
Principal payments of mortgage & notes payable	(180,808)	(264,323)	(445,131)
Distributions to members	(2,425,000)	(300,000)	(2,725,000)

Net cash used in financing activities	(2,605,808)	(564,323)	(3,170,131)

Net increase in cash and cash equivalents	82,281	71,615	153,896
Cash and cash equivalents, at beginning of year	754,066	19,325	773,391

Cash and cash equivalents, at end of year	836,347	90,940	927,287

Supplementary cash flow statement information:
Cash paid for interest	5,077,302	841,839	5,919,142

Cash paid for state income taxes	2,751	3,395	6,146

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Balance Sheet

December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
ASSETS
Rental Properties	$118,468,247	$22,822,785	$141,291,032
Cash and Cash Equivalents	754,066	19,325	773,390
Rent Receivable	125,475	10,686	136,162
Real Estate Tax Escrow	484,566	98,036	582,603
Prepaid Expenses and Other Assets	1,089,897	418,289	1,508,187
Financing and Leasing Fees	518,395	28,304	546,699

Total Assets	$121,440,647	$23,397,425	$144,838,072

LIABILITIES AND MEMBERS' CAPITAL
Mortgage Notes Payable	$89,914,000	$16,151,526	$106.065,526
Accounts Payable and Accrued Expense	787,584	206,997	994,582
Advance Rental Payments and Security Deposits	1,684,843	226,689	1,911,533

Total Liabilities	92,386,428	16,585,212	108,971,640
Members' Capital	29,054,219	6,812,213	35,866,432

Total Liabilities and Members' Capital	$121,440,647	$23,397,425	$144,838,072

Members' Capital—NERA 50%	—	3,406,107	3,406,107
Members' Capital—NERA 40%	11,621,688	—	11,621,688

	$11,621,688	$3,406,107	$15,027,794

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combine Statement of Income

Year Ended December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Revenues
Rental Income	$11,019,862	$2,455,222	$13,475,084
Laundry and Sundry Income	97,902	19,780	117,681

	11,117,763	2,475,001	13,592,765

Expenses
Administrative	148,097	39,289	187,387
Depreciation and Amortization	9,428,284	981,881	10,410,164
Management Fees	244,178	97,239	341,417
Operating	960,328	358,827	1,319,155
Renting	281,545	15,361	296,906
Repairs and Maintenance	859,088	342,310	1,201,399
Taxes and Insurance	1,451,016	318,150	1,769,166

	13,372,537	2,153,057	15,525,593

Income Before Other Income	(2,254,773)	321,944	(1,932,829)

Other Income (Loss)
Interest Income	5	8	13
Interest Expense	(5,116,598)	(860,500)	(5,977,098)
Other Income (Expenses)	(17,720)	2,168	(15,552)

	(5,134,313)	(858,323)	(5,992,636)

Net Income (Loss)	$(7,389,086)	$(536,379)	$(7,925,465)

NERA 50%	—	(268,189)	(268,189)
NERA 40%	(2,955,635)	—	(2,955,635)

	$(2,955,635)	$(268,189)	$(3,223,824)

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow

Year Ended December 31, 2010

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Cash Flows from Operating Activities
Net Income (loss)	$(7,389,086)	$(536,379)	$(7,925,465)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	9,428,284	981,881	10,410,165
Amortization of above market lease	301,729	—	301,729
Changes in operating assets and liabilities:
(Increase) Decrease in rents receivable	(42,525)	(5,169)	(47,694)
(Decrease) Increase in accounts payable and accrued exp	33,916	(29,079)	4,837
(Increase) Decrease in real estate tax escrow	(146,176)	(452)	(146,628)
(Increase) decrease in prepaid expenses and other assets	(81,863)	(88,817)	(170,680)
(Decrease) increase in advance rental payments and security deposits	107,206	305	107,511

Total adjustments	9,600,571	858,669	10,459,240

Net cash provided by (used in)operating activities	2,211,485	322,290	2,533,775

Cash flows provided by (used in) investing activities
Purchase and improvement of rental properties	(363,261)	(28,480)	(391,741)

Net cash provided by (used in) investing activities	(363,261)	(28,480)	(391,741)

Cash flows provided by (used in) investing activities
Payment of financing cost	(5,000)	—	(5,000)
Proceeds of mortgage payable	—	—	—
Principal payments of mortgage payable	—	(250,827)	(250,827)
(Distributions) to/investment by members	(2,075,000)	(162,000)	(2,237,000)

Net cash provided by (used in) financing activities	(2,080,000)	(412,827)	(2,492,827)

Net increase (decrease) in cash and cash equivalents	(231,776)	(119,017)	(350,793)
Cash and cash equivalents, at beginning of year	985,842	138,342	1,124,184

Cash and cash equivalents, at end of year	$754,066	$19,325	$773,391

Supplementary cash flow statement information:
Cash paid for interest	$5,077,768	$855,334	$5,933,103

Cash paid for state income taxes	$3,350	$1,108	$4,458

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Income

Year Ended December 31, 2009

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Revenues
Rental Income	$1,912,267	$2,415,312	$4,327,579
Laundry and Sundry Income	15,846	21,818	37,664

	1,928,113	2,437,130	4,365,243

Expenses
Administrative	122,516	37,605	160,121
Depreciation and Amortization	1,690,998	1,499,119	3,190,117
Management Fees	54,257	99,298	153,555
Operating	173,464	351,567	525,032
Renting	13,458	14,104	27,562
Repairs and Maintenance	81,615	309,454	391,069
Taxes and Insurance	192,386	302,142	494,529

	2,328,694	2,613,290	4,941,984

Income Before Other Income	(400,582)	(176,160)	(576,741)

Other Income (Loss)
Interest Income	9,455	3	9,459
Interest Expense	(904,260)	(873,855)	(1,778,115)
Other Income (Expenses)	(309)	—	(309)

	(895,113)	(873,852)	(1,768,965)

Net (Loss)	$(1,295,695)	$(1,050,012)	$(2,345,707)

NERA 50%	—	(525,006)	(525,006)
NERA 40%	(518,278)	—	(518,278)

	$(518,278)	$(525,006)	$(1,043,284)

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 13. COMBINING FINANCIAL STATEMENT SCHEDULES (Continued)

Combining Statement of Cash Flow
Year Ended December 31, 2009

	Hamilton Park Towers LLC	Hamilton on Main Apartments LLC	Total
Cash Flows from Operating Activities
Net Income (loss)	$(1,295,695)	$(1,050,012)	$(2,345,707)

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	1,690,998	1,499,119	3,190,117
Amortization of above market lease	60,346	—	60,346
Changes in operating assets and liabilities:			0
(Increase) Decrease in rents receivable	(82,950)	(3,993)	(86,943)
(Decrease) Increase in accounts payable and accrued exp	753,668	64,293	817,961
(Increase) Decrease in real estate tax escrow	(338,390)	(2,647)	(341,037)
(Increase) Decrease in due from joint venture	—	230,000	230,000
(Increase) decrease in prepaid expenses and other assets	(1,068,381)	22,957	(1,045,424)
(Decrease) increase in advance rental payments and security deposits	1,577,637	35,762	1,613,399

Total adjustments	2,592,928	1,845,491	4,438,419

Net cash provided by (used in) operating activities	1,297,233	795,479	2,092,712

Cash flows provided by (used in) investing activities
Purchase and improvement of rental properties*	(129,456,226)	(48,087)	(129,504,313)

Net cash provided by (used in) investing activities	(129,456,226)	(48,087)	(129,504,313)

Cash flows provided by (used in) investing activities
Payment of financing cost	(583,166)	—	(583,166)
Proceeds of mortgage payable	89,914,000	—	89,914,000
Principal payments of mortgage payable	—	(238,022)	(238,022)
(Distributions) to/investment by members	39,814,000	(377,000)	39,437,000

Net cash provided by (used in) financing activities	129,144,834	(615,022)	128,529,812

Net increase (decrease) in cash and cash equivalents	985,841	132,370	1,118,211
Cash and cash equivalents, at beginning of year	—	5,972	5,972

Cash and cash equivalents, at end of year	$985,841	$138,342	$1,124,183

Supplementary cash flow statement information:
Cash paid for interest	$904,260	$868,140	$1,772,400

Cash paid for state income taxes	—	$3,626	$3,626

HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC

(Unconsolidated Significant Joint Ventures)

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011

NOTE 14. NEW ACCOUNTING PRONOUNCEMENT

        In May 2011, the FASB issued Accounting Standards Update No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs"("ASU 2011-04). The objective of ASU 2011-04 is to provide common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the amendments do not result in a change in the application of the requirements in ASC Topic 820 "Fair Value Measurement". ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The Joint Ventures are currently evaluating the impact of this guidance, however it is not expected to have a material impact on the Joint Ventures' consolidated financial statements.

QuickLinks

  Exhibit 99.1
HAMILTON PARK TOWERS LLC HAMILTON ON MAIN APARTMENTS LLC Combined Financial Statements—Unconsolidated Significant Joint Ventures As of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 Together With Report of Independent Registered Public Accounting Firm
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Hamilton Park Towers LLC Hamilton on Main Apartments LLC (Unconsolidated Significant Joint Ventures) Combined Balance Sheets
Hamilton Park Towers, LLC Hamilton on Main Apartments, LLC (Unconsolidated Significant Joint Ventures) Combined Statements of Income Years Ended December 31, 2011, 2010 and 2009
Hamilton Park Towers LLC and Hamilton on Main Apartments LLC (Unconsolidated Significant Joint Ventures) Combined Statements of Changes in Members' Capital
HAMILTON PARK TOWERS LLC HAMILTON ON MAIN APARTMENTS LLC (Unconsolidated Significant Joint Ventures) Combined Statements of Cash Flow
HAMILTON PARK TOWERS LLC AND HAMILTON ON MAIN APARTMENTS LLC (Unconsolidated Significant Joint Ventures) NOTES TO COMBINED FINANCIAL STATEMENTS DECEMBER 31, 2011
Combining Balance Sheet December 31, 2011
Combining Statement of Income Year Ended December 31, 2011
Combining Statement of Cash Flow Year Ended December 31, 2011